EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                    Three Months Ended      Nine Months Ended
                                       September 30,           September 30,
                                  ----------------------  ----------------------
                                     2002        2001        2002        2001
                                  ----------  ----------  ----------  ----------
Net Income.....................   $   6,685   $   5,685   $  21,441   $  29,062
                                  ==========  ==========  ==========  ==========

Basic earnings per share.......   $    0.13   $    0.11   $    0.42   $    0.57
                                  ==========  ==========  ==========  ==========

Weighted average shares
  outstanding-basic............      51,195      50,956      51,286      50,848
                                  ==========  ==========  ==========  ==========

Diluted earnings per share.....   $    0.13   $    0.11   $    0.40   $    0.54
                                  ==========  ==========  ==========  ==========

Weighted average shares
  outstanding-diluted..........      52,906      53,288      53,603      53,682
                                  ==========  ==========  ==========  ==========

Calculation of weighted average
shares:
   Weighted average common
   stock outstanding-basic.....      51,195      50,956      51,286      50,848
   Weighted average common
   stock options, utilizing
   the treasury stock method...       1,711       2,332       2,317       2,834
                                  ----------  ----------  ----------  ----------

Weighted average shares
  outstanding-diluted..........      52,906      53,288      53,603      53,682
                                  ==========  ==========  ==========  ==========